INTERNATIONAL SHIPHOLDING CORPORATION PROVIDES PRELIMINARY GUIDANCE FOR FIRST QUARTER 2014 RESULTS AND ANNOUNCES TIMING OF EARNINGS RELEASE AND CONFERENCE CALL

Mobile, Alabama, April 14, 2014 – International Shipholding Corporation (NYSE: ISH) today announced that it expects to report a first quarter net loss, before Preferred Dividends, in the range of $3.3 million to $3.7 million. This result for the quarter is primarily attributable to lower than projected results from supplemental cargoes, repositioning days in the international dry bulk segment and out-of-service days in the Jones Act fleet related to both adverse weather conditions and repairs due to a machinery casualty to one vessel, which have since been completed. As a result of this, the Company now expects its full year 2014 EBITDA to be in the range of $60 to $64 million.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, commented, “Results for the first quarter of 2014 primarily reflect the impact of three developments which we expect to be temporary in nature.  First, while we expect the lower supplemental cargo results to persist into the second quarter, we anticipate increased demand in the second half of the year, which should bring our supplemental cargo results for that period closer to normalized levels for a typical year. Second, to increase the number of revenue days in our international dry bulk segment, we are taking steps to place the vessels, as they complete existing voyages, on short to medium-term time charters. Third, we have completed the repairs on our Jones Act vessel and it has returned to service. In conjunction with improved weather conditions, we expect the results from our Jones Act segment for the remainder of the year to be consistent with our original estimates.

“We believe the fundamentals of ISH’s business remain strong and the steps that we are currently taking, combined with our significant revenues from fixed contracts, position us for improvement through the second quarter and the remainder of the year. In addition, we remain poised to continue to evaluate attractive acquisition opportunities and have maintained our financial and strategic flexibility by receiving from our principal lenders a deferral of more stringent financial covenants from year-end 2013 through June 30, 2014. Moving forward, we believe that our capital structure, predictable cash flows primarily from medium to long-term contracts with high-quality counterparties in niche market segments and consistent dividends will allow us to continue maximizing value for our shareholders.

Additional information will be available when International Shipholding releases its first quarter results.   The Company plans to release these results following the close of the market on Wednesday, April 30, 2014 and to host a conference call to discuss the results at 10:00 AM ET on Thursday, May 1, 2014.  The Company’s first quarter results could differ from the preliminary estimates provided in this press release.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and International Flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Special notes regarding forward-looking statements

All 2014 outlook figures included in this release exclude the effects of special items, future changes in regulation, the impact of unforeseen litigation or unforeseen events or circumstancs that reduce vessel deployment or rates, any changes in operating or capital plans, and any future acquisitions, divestitures, buybacks or other similar business transactions.  For purposes of this release, EBITDA means earnings before interest, taxes, depreciation and amortization.  Dividends are payable only if and when declared by our board of dircetors, which remains free to change or terminate our dividend practices at any time.

Except for historical and factual information, the matters set forth in this release and future oral or written statements made by us or our management, including statements regarding our 2014 guidance, and other statements identified by words such as “estimates,” “expects,” “anticipates,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated, projected, expressed or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could affect actual results include, but are not limited to: our ability to maximize the usage of our newly-purchased and incumbent vessels and other assets on favorable economic terms, including our ability to renew our time charters and contracts when they expire,  to maximize our carriage of supplemental cargoes and to improve the return on our dry bulk fleet if and when market conditions improve; our ability to effectively handle our leverage by servicing and complying with each of our debt instruments; changes in domestic or international transportation markets that reduce the demand for shipping generally or for our vessels in particular, including changes in the rates at which competitors add or scrap vessels; industry-wide changes in cargo freight rates, charter rates, vessel design, vessel utilization or vessel valuations, or in charter hire, fuel or other operating expenses; political events in the United States and abroad; the appropriation of funds by the U.S. Congress, including the impact of any future cuts to federal spending similar to the U.S. Congress’ recent “sequestration” cuts; terrorism, piracy and trade restrictions; unexpected our-of-service days affecting our vessels, whether due to drydocking delays, accidents, unplanned maintenance, natural disasters, adverse weather or other causes; changes in foreign currency rates or interest rates; the effects of more general factors, such as changes in tax laws or rates in pension or benefits costs, or in general market, labor or economic conditions; and each of the other economic, competitive, governmental, and technological factors detailed in our reports filed with the Securities and Exchange Commission.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factors on our business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which are inherently speculative and speak only as of the date made.  We undertake no obligation to update or revise, for any reason, any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

Contact:

The IGB Group

Bryan Degnan

(646) 673-9701

bdegnan@igbir.com

Leon Berman

(212) 477-8438

lberman@igbir.com

International Shipholding

Niels M. Johnsen, Chairman (212) 943-4141

Erik L. Johnsen, President (251) 243-9221

Manny Estrada, V. P. and CFO (251) 243-9082